Exhibit 99.1

(2) William R. Huff possesses sole power to vote and direct the disposition of all securities of the Issuer reported herein, which are held by or on behalf of, one or more limited partnerships which are affiliated with W.R. Huff Asset Management Co., L.L.C., a Delaware limited liability company ("Huff Asset Management") (collectively, the "Huff Entities"), for themselves and/or on behalf of certain separately managed accounts (collectively, the "Accounts"), subject to the internal screening and other securities law compliance procedures of the Huff Entities. Mr. Huff's interest is limited to the extent of his pecuniary interest in the Huff Entities and the Accounts, if any. The aggregate holdings of Shares reported herein includes certain shares held by the Huff Entities and/or the Accounts with which Mr. Huff has no pecuniary interest. The Huff Entities have in place appropriate internal screening procedures and other securities law compliance policies that from time to time require Mr. Huff to delegate to one or more employees of the Huff Entities transaction and/or securities disposition authority with respect to certain entities, including the Issuer.